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                                                                    EXHIBIT 2.1



                             DISTRIBUTION AGREEMENT

                          Dated as of August 19, 1998

                                     between

                              CORECOMM INCORPORATED

                                       and

                                CORECOMM LIMITED
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                             DISTRIBUTION AGREEMENT

                  DISTRIBUTION AGREEMENT, dated as of August 19, 1998, by and between CoreComm Incorporated, a Delaware corporation ("CoreComm") and CoreComm Limited, a Bermuda corporation and a wholly owned subsidiary of CoreComm ("CoreComm").

                  WHEREAS, CoreComm and Newco desire to effect a distribution (the "Distribution") by CoreComm to the holders of common stock, par value of $.01 per share, (the "CoreComm Common Stock") of CoreComm of 100% of the issued and outstanding common stock, par value $.01 per share (the "Newco Common Stock"), of Newco owned by CoreComm immediately prior to the Distribution;

                  WHEREAS, CoreComm and Newco have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Distribution and to set forth other agreements that will govern certain other matters in connection with the Distribution;

                  NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, CoreComm and Newco hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

                  Section 1.01 General. As used in this Agreement, capitalized terms defined immediately after their use shall have the respective meanings thereby provided and the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  Action: any action, claim, suit, arbitration, inquiry, subpoena, discovery request, proceeding or investigation by or before any court or grand jury, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

                  Affiliate: with respect to any specified person, a person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under



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common control with, such specified person; provided, however, that CoreComm and
Newco shall not be deemed to be Affiliates of each other for purposes of this Agreement.

                  Agent: Continental Stock Transfer & Trust Company, the distribution agent appointed by CoreComm and Newco to distribute shares of Newco Common Stock pursuant to the Distribution.

                  Code: the Internal Revenue Code of 1986, as amended.

                  Distribution: the distribution as a dividend to holders of CoreComm Common Stock of Newco Common Stock on the basis provided in Section
2.01 hereof, which shall be effected on the Distribution Date.

                  Distribution Date: the date as of which the Distribution shall be effected as determined by the CoreComm Board of Directors.

                  Record Date: the date determined by CoreComm's Board of Directors as the record date for the Distribution.

                  Tax Disaffiliation Agreement: the Tax Disaffiliation Agreement, in the form of Exhibit A hereto, pursuant to which CoreComm and Newco have provided for certain tax matters.

                                   ARTICLE II

                                THE DISTRIBUTION

                  Section 2.01 The Distribution. On the Distribution Date and prior to giving effect to the Distribution, CoreComm shall deliver to the Agent, a certificate or certificates representing shares of Newco Common Stock, equal to 100% of the shares outstanding and owned by CoreComm. Upon receipt of a certificate from the Secretary (or such other appropriate officer) of CoreComm certifying the number of shares of CoreComm Common Stock outstanding on the Record Date, Newco shall deliver to CoreComm or the Agent on behalf of CoreComm, for the benefit of holders of record of CoreComm Common Stock on the Record Date, a stock certificate representing, in the aggregate (and rounded to the nearest whole share), one share of Newco Common Stock for every share of CoreComm Common Stock outstanding on the Record Date and shall instruct the Agent to distribute as promptly as practicable


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following the Distribution Date to holders of CoreComm Common Stock on the
Record Date one share of Newco Common Stock for every share of CoreComm Common Stock held by each such stockholder. Newco agrees to provide to CoreComm or the Agent on behalf of CoreComm, as the case may be, sufficient certificates in such denominations as may be requested in order to effect the Distribution. All of the shares of Newco Common Stock issued in the Distribution shall be fully paid, nonassessable and free of preemptive rights.

                  Section 2.02 CoreComm Board Action. This Agreement and the Tax Disaffiliation Agreement have been approved by the Board of Directors of CoreComm and the Distribution and the Record Date have been declared by the Board of Directors of CoreComm.



                                   ARTICLE III

                                    SURVIVAL

                  Section 3.01 Survival of Agreements.

                  (a) Except as specifically provided herein, all covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date.

                  (b) The provisions of this Article III shall terminate and be of no further force and effect on the third anniversary of the Distribution Date.


                                   ARTICLE IV

                           CERTAIN ADDITIONAL MATTERS

                  Section 4.01 Certain Intercompany Arrangements.

                  (a) Except as specifically provided by this Agreement or the Tax Disaffiliation Agreement, to the extent that CoreComm, on the one hand, and Newco, on the other hand, are providing or selling at the Distribution Date to the other, or


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charging each other for, any services, pursuant to any written agreement or arrangement, then such agreement or arrangement shall not be deemed altered, amended or terminated as a result of this Agreement or the consummation of the transactions contemplated hereby.

                  Section 4.02 Other Agreements. As of the date hereof, CoreComm and Newco shall enter into the Tax Disaffiliation Agreement.

                  Section 4.03 Sales and Transfer Taxes. Newco and CoreComm agree to cooperate to determine the amount of taxes or fees payable in connection with the transactions contemplated by this Agreement (the "Transaction Taxes"). CoreComm agrees to file promptly and timely the returns for such Transaction Taxes with the appropriate taxing authorities and remit payment of the Transaction Taxes and Newco will join in the execution of any such tax returns or other documentation. Payment of all such Transaction Taxes shall be the responsibility of Newco and shall be reimbursed to CoreComm by Newco promptly upon request by CoreComm.

                                    ARTICLE V

                       ACCESS TO INFORMATION AND SERVICES

                  Section 5.01 Confidentiality. CoreComm and Newco shall hold, and shall cause its officers, employees, agents, consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its independent, legal counsel, by other requirements of law, all confidential information concerning the other party furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such Information can be shown to have been (a) available to such party on a non-confidential basis prior to its disclosure by the other party, (b) in the public domain through no fault of such party or
(c) later lawfully acquired from other sources by the party to which it was furnished), and each party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be bound by the provisions of this
Section 5.01. Each party shall be deemed to have satisfied its obligation to hold confidential Information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar Information.


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                                   ARTICLE VI

                                  MISCELLANEOUS

                  Section 6.01 Complete Agreement. This Agreement, including the Annexes and Exhibits and the agreements and other documents referred to herein, shall, together with the Tax Disaffiliation Agreement constitute the entire agreement between CoreComm and Newco with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

                  Section 6.02 Expenses. Except as otherwise provided in this Agreement, the Tax Disaffiliation Agreement or any other agreement being entered into by CoreComm and Newco pursuant to this Agreement, CoreComm or Newco shall each pay their own costs and expenses incurred in connection with the Distribution (whether or not payable as of the Distribution Date) and with the consummation of the transactions contemplated by this Agreement. Such costs and expenses shall include, without limitation, investment banking, legal, accounting and printing costs and expenses and transfer taxes.

                  Section 6.03 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

                  Section 6.04 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail or overnight courier service, postage prepaid, return receipt requested, addressed as follows:

                  If to CoreComm:   CoreComm Incorporated
                                    110 East 59th Street
                                    New York, New York 10022
                                    Attn: General Counsel
                                    Fax: (212) 906-8440


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                  If to Newco:      CoreComm Limited
                                    110 East 59th Street
                                    New York, New York 10022
                                    Attn: General Counsel
                                    Fax: (212) 906-8440

Any party may change its address by giving the other party written notice of its new address in the manner set forth above.

                  Section 6.05 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the parties.

                  Section 6.06 Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other party.

                  Section 6.07 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not intended to confer upon any other person except the parties hereto any rights or remedies hereunder.

                  Section 6.08 Counterparts. This Agreement may be execute in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  Section 6.09 Severability. Each provision of this Agreement shall be considered severable and it for any reason any provision which is not essential to the effectuation of the basic purposes of the Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable and contrary to existing or future applicable law, such invalidity shall not impair the operation of or affect those provisions of this Agreement which are valid. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.


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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed and delivered as of the day and year first above written.

                                CORECOMM INCORPORATED


                                By: /s/ Richard J. Lubasch
                                    ------------------------------------------
                                  Name: Richard J. Lubasch
                                  Title: Senior Vice President-General Counsel


                                    CORECOMM LIMITED


                                By: /s/ Richard J. Lubasch
                                    ------------------------------------------
                                  Name: Richard J. Lubasch
                                  Title: Senior Vice President-General Counsel


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